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                                                                    EXHIBIT 10.5

           RETIREMENT PLAN FOR NONEMPLOYEE DIRECTORS OF EXEL LIMITED

                             Effective July 1, 1994

1.   Purpose

     EXEL Limited (the "Company") has adopted this Retirement Plan for Nonemployee Directors of EXEL Limited (the "Plan") in order to enhance its ability to attract and retain competent and experienced persons to serve as Directors and to recognize the service of Directors to the Company by providing such Directors with retirement benefits.

2.   Definitions

     Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of this
     Plan:

     a.  Board means the Board of Directors of the Company.

     b. Compensation means the annual Board retainer fee (excluding meeting and committee fees) established by the Board as in effect on the date of the Director's termination of Service (disregarding any increase or decrease in such fee that may be approved after such termination of Service).

     c. Director means any person who is serving on the Effective Date of the Plan, or who in the future serves, as a member of the Board.

     d.  Effective Date means July 1, 1994.

     e. Retirement Date means the first day of the calendar month coinciding with or next following the date on which the Director's Service terminates.

     f. Service means service as a Director, including such service prior to the Effective Date; provided, however, that Service shall not include any period during which the Director was a salaried employee of the Company or any subsidiary of the Company.
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     g.  Spouse of a Director means a person who is legally married to the
         Director on the date of the Director's death, as determined under the laws of the jurisdiction of domicile of the Director.

3.   Eligibility

     Any Director who has completed five or more years of Service shall be eligible for retirement benefits as provided herein.

4.   Benefits

     The retirement benefits payable hereunder to a Director who meets the eligibility requirements shall be an annual amount equal to the Director's Compensation; provided, however, that, in the case of a Director whose Service includes a partial year, the Director's final annual payment shall be equal to the Director's Compensation multiplied by a fraction, the numerator of which shall be the number of days of the Director's Service following completion of his or her last full year of Service and the denominator of which shall be 365. Benefits shall commence after a Director's Retirement Date and, except for the final payment to a Director whose period of Service includes a partial year, shall be payable in equal annual installments. The first annual benefit payment hereunder shall be made within the first week of December which includes or follows the Director's Retirement Date, and subsequent installments shall be paid annually within the first week of each December thereafter until all annual installments have been paid. If a Director is married at the time of his or her death, after the Director's death the annual benefits hereunder shall be paid to the Director's Spouse. Payments shall cease upon the earlier of
     (i) the date of death of the last to die of the Director or his or her Spouse or (ii) the completion of a number of payments equal to the number of full and partial years of Service of the Director.

5.   Provision of Benefits

     All benefits payable hereunder shall be provided from the general assets of the Company. No Director shall acquire any interest in any specific assets of the Company by reason of this Plan. A Director shall have the status of an unsecured general creditor of the Company with respect to any benefits which become payable pursuant to this Plan.
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6.   Amendment and Termination

     The Board reserves the right to terminate this Plan or amend this Plan in any respect at any time; provided, however, that no such termination or amendment may reduce the retirement benefits then being paid to any retired Director (or his or her Spouse) or the retirement benefits then accrued by any Director who has completed at least five years of Service.

7.   Administration

     This Plan shall be administered by the Board. The Board's decision, in making any determination or construction under this Plan and in exercising any discretionary power, shall in all instances be final and binding on all persons having or claiming any rights under this Plan.

8.   Miscellaneous

     Nothing herein contained shall be deemed to give any Director the right to be retained as a Director, nor shall it interfere with the Director's right to resign as a Director at any time.

     No benefit payable hereunder shall be subject to alienation or assignment. The retirement benefits herein contained are in addition to all other awards, arrangements, contracts or benefits, if any, that any Director may have by virtue of service for the Company, unless and to the extent that any such award, arrangement, contract or benefit otherwise provides.

     Except for a determination of whether a person is a Spouse of a Director which shall be made in accordance with the laws of the jurisdiction of domicile of the Director, the validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.
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                    FIRST AMENDMENT TO THE RETIREMENT PLAN
                   FOR NONEMPLOYEE DIRECTORS OF EXEL LIMITED


     The Retirement Plan for Nonemployee Directors of Exel Limited (the "Plan") is hereby amended, effective as of December 1, 1995, as follows:

     1.  The first sentence of Section 2 is amended to read as follows:

         "Except as otherwise specified in Section 9 or elsewhere in the Plan or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of this Plan:"

     2.  New Section 9 is added to the Plan to read as follows:

         "9.  Plan Benefits Frozen

              Notwithstanding any provision of this Plan to the contrary, effective as of December 1, 1995, no additional retirement benefits for Directors will accrue under this Plan; provided, however, that retirement benefits shall continue to accrue in accordance with the terms of this Plan for Directors over the age of 65 on December 1, 1995 who elect in writing to continue to participate in, and accrue additional benefits under, the Plan in lieu of participation in the Exel Limited Stock Plan for Nonemployee Directors ( the 'Continuing Directors'). Except in the case of Continuing Directors, a Director's accrued retirement benefit under the Plan will be determined based on his or her annual Board retainer fee in effect on December 1, 1995 and his or her Service as of December 1, 1995; provided, however, that a Director's Service after December 1, 1995 shall be taken into account in determining the Director's eligibility, under Section 3 of the Plan, to receive his or her retirement benefits accrued as of December 1, 1995.

              A Director (other than a Continuing Director) may elect, in accordance with the terms set forth in the Exel Limited Stock Plan for Nonemployee Directors (the 'Stock Plan'), to convert his or her retirement benefits accrued as of December 1, 1995 under the terms of this Plan into an equivalent amount of Exel Limited ordinary share units, which units shall be subject to the terms and conditions of the Stock Plan. A Director who so elects to convert his or her retirement benefits shall, as of the effective date of the election, have no further right to retirement benefits under this Plan."